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                                                                    EXHIBIT 99.2



ADVANCE PARADIGM COMPLETES ACQUISITION OF PCS HEALTH SYSTEMS; COMBINED ENTITY, ADVANCEPCS, IS LARGEST HEALTH IMPROVEMENT COMPANY

IRVING, Texas --(BW HealthWire)-- October 3, 2000 -- Advance Paradigm, Inc. (Nasdaq: ADVP) announced Tuesday that it completed its acquisition of PCS Health Systems Inc. effective October 1, 2000, from Rite Aid Corp. (NYSE, PSE: RAD).

The company will change its name to AdvancePCS and is the nation's largest health improvement company, serving 75 million Americans -- more than one quarter of the U.S. population.

AdvancePCS manages 450 million prescription transactions annually representing $18 billion in drug expenditures. Based on the most recent fiscal year-end numbers, the company generated combined annual revenues of approximately $3.5 billion.

AdvancePCS provides health improvement services, including pharmacy benefit management services to employers, Blue Cross Blue Shield organizations, government agencies, Taft-Hartley groups and other health benefit plan sponsors.

"Adding the resources of PCS vaults us into the number one spot in our industry and positions us for unique opportunities and continued solid growth," said David D. Halbert, chairman and chief executive officer of AdvancePCS.

"Our integrated approach, our broad array of clinical management programs, and our leading-edge information technology and e-business capabilities makes us unique among health care companies."

"The acquisition of PCS enhances the competitive position of the company and readies us to excel in the 21st Century," he added. "AdvancePCS now has greater purchasing power, broader product

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offerings, increased strength in our health information and data mining, enhanced clinical management capabilities, and critical mass in our mail services operation.

"All of this further differentiates us from our competition and will be highly attractive to our health plan customers and a primary factor in our ongoing success."

Advance Paradigm paid Rite Aid $675 million in cash and issued Rite Aid $200 million in senior subordinated notes. Advance Paradigm also issued Rite Aid preferred stock, which will be convertible upon receipt of stockholder approval into 6.25 million shares of common stock, representing a 15 percent ownership position in the company.

The transaction will be accounted for as a purchase and is anticipated to be accretive on a cash EPS basis immediately and accretive on a GAAP EPS basis in all four quarters for the fiscal year ending March 2002, which will be the first full year of combined operations.

The cash portion of the purchase price was financed with senior secured debt underwritten by Merrill Lynch, Bank of America, and Bank One, and equity financing of $150 million by Joseph Littlejohn & Levy Inc. (JLL), a
New York-based investment firm, representing an 18 percent ownership position.

Headquarters for the combined company is being split between Irving, and Scottsdale, Ariz. David George, president of AdvancePCS, has relocated to Scottsdale. Former PCS president and Chief Executive Officer, Jean-Pierre Millon, has joined the company's board of directors.

"AdvancePCS will be built on the best practices of both companies," said Jon S. Halbert, vice chairman of e-business and technology. "We look forward to blending our strengths to develop new and innovative processes, products and services. It is these new capabilities that will provide additional value to our clients and yield enhanced operating efficiencies."

"We're moving toward a very quick integration into one company, one management team, and one operation," said David George. "The overriding principle guiding our transition is a steadfast commitment to delivering superior service to our clients while gaining operating efficiencies and new revenue opportunities.

As we progress with the transition, we can reaffirm that there will be no disruption or change in service levels for our customers and their plan members."

About AdvancePCS

AdvancePCS is the largest independent provider of health improvement services. The company offers health plans a comprehensive array of highly effective pharmacy benefit and health benefit management services designed to build better health.


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Its capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, clinical trials and outcomes research, information management, prescription drug services for the uninsured, and other services.

The company manages 450 million pharmacy claims and $18 billion in drug expenditures annually for its clients, which include Blue Cross and Blue Shield organizations and other health plans, Fortune 500 employers, Taft-Hartley groups, state and local governments, and other plan sponsors. For more information on AdvancePCS, please visit its Web site at www.advancepcsrx.com.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management's plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, factors detailed in the company's Securities and Exchange Commission filings.

CONTACT:  AdvancePCS
          Blair Jackson, Director, 480/391-4138 (Public
          Relations)